Exhibit 10.3

FIRST AMENDMENT TO THE
TELEPHONE AND DATA SYSTEMS, INC.
2004 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED)

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”) has adopted and maintains the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan (As Amended and Restated) (the “Plan”) for the benefit of certain key executives, management personnel and other employees;

WHEREAS, pursuant to Section 8.2 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan as it deems advisable, subject to any requirement of shareholder approval;

WHEREAS, Section 8.8 of the Plan provides for adjustment of awards under the Plan in the event of an equity restructuring of the Company or certain other changes in capitalization or events impacting the Company (an “Adjustment Event”);

WHEREAS, the Company’s accountants have notified the Board that Statement of Financial Accounting Standards No. 123(R)—Share-Based Payment provides that companies that adjust their stock-based compensation awards to preserve their value after an equity restructuring event may incur significant incremental compensation costs unless the adjustment is required to be made; and

WHEREAS, although the Board interprets the current provisions of Section 8.8 of the Plan to require adjustment of awards under the Plan upon an Adjustment Event, it desires to amend Section 8.8 in certain minor respects to eliminate any question as to the mandatory nature of such adjustment.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the latest date on which this First Amendment is approved by a member of the Board, Section 8.8 of the Plan hereby is amended in its entirety to read as follows:

8.8           Adjustment. In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination of shares in a reverse stock split, exchange of shares, liquidation or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities available under the Plan, the maximum number of securities with respect to which awards of Bonus Stock, Performance Shares, Stock Options, Performance Stock Options, SARs, Restricted Stock, Restricted Stock Units, or any combination thereof may be granted during any three year period to any employee, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, the number and class of securities subject to each outstanding Stock Award, the terms of each outstanding Performance Share Award and the number and class of securities deemed to be held in each Deferred Compensation Account shall be appropriately and equitably adjusted by the Committee, such adjustment to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price. Such adjustment shall be final, binding and conclusive. If such adjustment would result in a fractional security being available under the Plan, then such fractional security shall be disregarded. If such adjustment would result in a fractional security being subject to an award under the Plan, then the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award, in whole or part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the purchase or base price, if any, of such award.

* * * * *

IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of this         day of June, 2007.

TELEPHONE AND DATA SYSTEMS, INC.

By:

Its:

SIGNATURE PAGE TO
FIRST AMENDMENT TO
TELEPHONE AND DATA SYSTEMS, INC.
2004 LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED)